UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 11, 2007
Helix Energy Solutions Group, Inc.
(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation)	001-32936 (Commission File Number)	95-3409686 (IRS Employer Identification No.)

400 N. Sam Houston Parkway E., Suite 400 Houston, Texas (Address of principal executive offices)	77060 (Zip Code)
281-618-0400
(Registrant’s telephone
number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☑ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
On June 11, 2007, Helix Energy Solutions Group, Inc. (“Helix”) issued a press release announcing that Cal Dive International, Inc. (“Cal Dive”), a majority owned subsidiary of Helix, and Horizon Offshore, Inc. (“Horizon”) have signed an agreement (the “Merger Agreement”) under which Cal Dive will acquire Horizon. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.
Under the terms of the Merger Agreement, Horizon will merge into Cal Dive Acquisition LLC, a wholly-owned subsidiary of Cal Dive, and Horizon will become a wholly-owned subsidiary of Cal Dive. Pursuant to the terms of such agreement, Horizon stockholders will receive in the merger a combination of 0.625 shares of Cal Dive common stock and $9.25 in cash for each Horizon share outstanding, or an estimated total of 20.4 million Cal Dive shares and $302.5 million in cash. Based on Cal Dive’s closing stock price on Monday, June 11, 2007, this equates to a transaction value of approximately $19.25 per Horizon share, which represents premiums of approximately 14% to Horizon’s closing price on Monday, June 11, 2007. and approximately 18% to Horizon’s 30-day average trading price.
It is expected that the transaction will be tax free to Horizon and the stock portion of the consideration will be received tax free by its stockholders. Upon completion of the transaction, it is anticipated that Horizon stockholders will own approximately 20% of the combined company compared to approximately 80% owned by existing Cal Dive stockholders. It is further anticipated that Helix will own approximately 59% of the combined company, compared to our current ownership of approximately 73% of Cal Dive.
The cash portion of the transaction will be funded through a $675 million commitment from Bank of America, consisting of a $375 million senior secured term loan and a $300 million senior secured revolving credit facility. This debt is non-recourse to Helix or its other subsidiaries. There is no financing condition to consummation of the transaction. In connection with this transaction, Banc of America Securities LLC and J.P. Morgan Securities Inc. have terminated an equity lockup agreement that was scheduled to expire on June 12, 2007.
The acquisition is conditioned upon, among other things, the approval of Horizon stockholders, the termination or expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and other customary regulatory approvals. The transaction is expected to be completed in the third quarter of 2007.
The foregoing summary is not intended to be complete and is qualified in its entirety by the full text of the Merger Agreement, a copy of which is filed by Cal Dive as Exhibit 2.1 to its Current Report on Form 8-K filed on June 12, 2007.
Important Additional Information will be filed with the SEC
In connection with the proposed merger, Cal Dive will file a Registration Statement on Form S-4, Horizon will file a proxy statement, and Cal Dive will file an information statement and both companies will file other relevant documents concerning the proposed merger with the SEC.

Investors and securities holders of both companies are urged to read the Form S-4, proxy statement and information statement when they become available because those documents will contain important information about the proposed merger. The definitive proxy statement will be mailed to Horizon stockholders, and the definitive information statement will be mailed to Cal Dive stockholders. Investors and security holders may obtain a copy of such documents free of charge from the SEC’s website at www.sec.gov. Copies of such documents may also be obtained free of charge from Cal Dive’s website at www.caldive.com and Horizon’s website at www.horizonoffshore.com.
Participants in the Solicitation
Helix and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Horizon’s stockholders in favor of the proposed merger. Information regarding Helix’s directors and executive officers is available in Helix’s proxy statement for its 2007 annual meeting of stockholders, which was filed with the SEC on April 11, 2007. You can obtain free copies of these documents from Helix using the contact information above.
Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

99.1	Press Release issued by Helix Energy Solutions Group, Inc. dated June 11, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: June 12, 2007

HELIX ENERGY SOLUTIONS GROUP, INC.
By:	/s/ A. WADE PURSELL
A. Wade Pursell
Executive Vice President and Chief Financial Officer

Index to Exhibits

Exhibit No.	Description

99.1	Press Release issued by Helix Energy Solutions Group, Inc. dated June 11, 2007.